Contract Schedule – Income Multiplier Benefit Rider

[Owner:	[John Doe]]	Contract Number:	[Specimen]
Owner:	[Jane Doe]	Issue Date:	[May 1, 2020]
Annuitant:	[John Doe]

Income Multiplier Factor:      [2]
Income Multiplier Benefit Wait Period:  First [5] Contract Years
S40906                            [Admin. Tracking Identifier]